UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2016 (September 28, 2016)

GREIF, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Transfer and Administration Agreement
On September 28, 2016, certain domestic subsidiaries of Greif, Inc. (the “Company”) amended and restated their receivables financing facility (the “Receivables Facility”) with Cooperatieve Rabobank U.A., New York Branch (“Rabobank”), as the agent, managing agent, administrator and committed investor.
Greif Receivables Funding LLC (“Greif Funding”), Greif Packaging LLC (“Greif Packaging”) and certain other domestic subsidiaries of the Company entered into a Second Amended and Restated Transfer and Administration Agreement, dated as of September 28, 2016 (the “Second Amended TAA”), with Rabobank, as a committed investor, a managing agent, an administrator and the agent and various investor groups, managing agents, and administrators, from time to time parties thereto. The Second Amended TAA, as of September 28, 2016, replaced in its entirety the Existing TAA (as defined below in Item 1.02 to this Current Report on Form 8-K), which provided for a $150 million Receivables Facility. The Second Amended TAA also provides for a $150 million Receivables Facility.

Greif Funding is a direct subsidiary of Greif Packaging and is included in the Company’s consolidated financial statements. However, because Greif Funding is a separate and distinct legal entity from the Company, the assets of Greif Funding are not available to satisfy the liabilities and obligations of the Company, Greif Packaging or other subsidiaries of the Company, and the liabilities of Greif Funding are not the liabilities or obligations of the Company or its other subsidiaries.

The Second Amended TAA provides for the ongoing purchase by Rabobank of receivables from Greif Funding, which Greif Funding will have purchased from Greif Packaging and certain other domestic subsidiaries of the Company as the originators under the Second Amended and Restated Sale Agreement, dated as of September 28, 2016 (the “Second Amended Sale Agreement”).  Greif Packaging will service and collect on behalf of Greif Funding those receivables sold to Greif Funding under the Second Amended Sale Agreement.  The maturity date of the Receivables Facility is September 27, 2017, subject to earlier termination as provided in the Second Amended TAA (including acceleration upon an event of default as provided therein), or such later date to which the purchase commitment may be extended by agreement of the parties.  In addition, Greif Funding can terminate the Receivables Facility at any time upon five days prior written notice. The Company has guaranteed the performance by Greif Funding, Greif Packaging and its other participating subsidiaries of their respective obligations under the Second Amended TAA, the Second Amended Sale Agreement and related agreements, but has not guaranteed the collectability of the receivables.  A significant portion of the proceeds from the Receivables Facility were used to pay the obligations under the Existing TAA, as described below in Item 1.02 to this Current Report on Form 8-K.  The remaining proceeds will be used to pay certain fees, costs and expenses incurred in connection with the Receivables Facility and for working capital and general corporate purposes.

The Receivables Facility is secured by certain trade accounts receivables relating to the Rigid Industrial Packaging and Paper Packaging businesses of Greif Packaging and other domestic subsidiaries of the Company in the United States and bears interest at a variable rate based on the London InterBank Offered Rate or an applicable base rate, plus a margin, or a commercial paper rate, all as provided in the Second Amended TAA.  Interest is payable on a monthly basis and the principal balance is payable upon termination of the Receivables Facility.

Item 1.02. Termination of a Material Definitive Agreement.

Greif Funding and Greif Packaging entered into the Amended and Restated Transfer and Administration Agreement dated as of September 30, 2013 (the “Existing TAA”), with PNC Bank, National Association, providing for the Receivables Facility.  On September 28, 2016, proceeds from the Receivables Facility were used to repay the obligations outstanding under the Existing TAA, and the Existing TAA was terminated as of that date. See Item 1.01 to this current report on form 8-K above, for a discussion of the Receivables Facility and the Second Amended TAA.

The Existing TAA provided for a $150 million receivables securitization facility for the Company and certain of its domestic subsidiaries.  The Existing TAA had a maturity date of September 30, 2016, but the parties terminated the Existing TAA by mutual consent, with certain subsidiaries of the Company making a payment of $150,046,000 to discharge all of their outstanding obligations then due and owing.   No material early termination penalty was incurred by the Company or any of its subsidiaries in connection with the repayment and termination of the Existing TAA.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(A) Creation of a Direct Financial Obligation
Information concerning the Company’s Second Amended TAA is set forth in Item 1.01, which information is incorporated herein by reference.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.
(A) Repayment of a Direct Financial Obligation
Information concerning the repayment of the Company’s Existing TAA is set forth in Items 1.01 and 1.02, which information is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Amended and Restated Sale Agreement
99.2	Second Amended and Restated Transfer and Administration Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: October 4, 2016	By	/s/ David C. Lloyd
David C. Lloyd Vice President, Corporate Financial Controller and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Amended and Restated Sale Agreement
99.2	Second Amended and Restated Transfer and Administration Agreement